HOLDER AGREEMENT


      THIS HOLDER AGREEMENT is entered into as of January 31 2005, by and among GRAPHON CORPORATION, a Delaware corporation ("GraphOn"), and the Persons listed on Exhibit A hereto, referred to hereinafter as the "Holders" and each individually as a "Holder."


                                    RECITALS

      A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 3, 2004, among GraphOn, GraphOn Via Sub III Inc., a Delaware corporation and a wholly owned subsidiary of GraphOn ("Merger Sub"), GraphOn NES Sub, LLC, a California limited liability company and a wholly owned subsidiary of GraphOn ("Merger Sub II"), Network Engineering Software, Inc., a California corporation ("NES"), and Ralph Wesinger (the "Reorganization Agreement"), it is contemplated that (i) Merger Sub will merge with and into NES (the merger of Merger Sub with and into NES being referred to in this Holder Agreement as the "Merger") with NES being the surviving corporation in the Merger, (ii) following the Merger, NES will merge with and into Merger Sub II and (iii) NES's stockholders will receive shares of common stock, $0.0001 par value per share, of GraphOn ("GraphOn Common Stock") in exchange for their shares of common stock of NES ("NES Common Stock").

      B. GraphOn's obligations in the Reorganization Agreement are conditioned upon the execution and delivery of this Holder Agreement by each Holder.

      C. Capitalized terms used but not defined herein are defined in the Reorganization Agreement.

                                    AGREEMENT


      GraphOn and the Holders, intending to be legally bound, agree as follows:


SECTION 1. REGISTRATION RIGHTS.

      1.1  Definitions.  For the purpose of this Section 1:

           (a) the term "Registration Statement" shall mean any registration statement required to be filed by Section 1.2 and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements; and

           (b) the term "Registrable Shares" shall mean all shares of GraphOn Common Stock issued to the Holders in connection with the Merger.

      1.2  Registration Procedures and Expenses.  GraphOn shall:

           (a) use its best efforts to file a Registration Statement with the SEC within ninety (90) days following the Closing Date to register the


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Registrable Shares on Form S-1 and Rule 415 under the Securities Act or on such other appropriate form that GraphOn may be permitted to use to register such Registrable Shares for resale from time to time by the Holders;

           (b) use commercially reasonable efforts, subject to receipt of necessary information from the Holders, to cause any such Registration Statement filed pursuant to Section 1.2(a) above to become effective as promptly after filing of such Registration Statement as practicable;

           (c) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective until termination of such obligation as provided in Section 1.4, subject to GraphOn's right to suspend pursuant to Section 1.3;

           (d) furnish to each Holder who received Registrable Shares (and to each underwriter, if any, of such Registrable Shares) such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Holders may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Holders;

           (e) file such documents as may be required of GraphOn for normal securities law clearance for the resale of the Registrable Shares in such states of the United States as may be reasonably requested by each Holder; provided, however, that GraphOn shall not be required in connection with this paragraph "(e)" to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; and

           (f) advise each Holder who received Registrable Shares promptly:

               (i) of the effectiveness of the Registration Statement or any post-effective amendments thereto;

               (ii) of any request by the SEC for amendments to the Registration Statement or amendments to the prospectus or for additional information relating thereto;

               (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes;

               (iv) of the suspension by GraphOn of the use of the prospectus forming a part of the Registration Statement; and

               (v) of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Registration Statement or the prospectus in order to make the statements therein not misleading; and

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           (g) use commercially reasonable efforts to cause all Registrable
Shares to be listed on each securities exchange, if any, on which equity securities of GraphOn are then listed.

      1.3 Delay and Suspension of Prospectus. At GraphOn's reasonable discretion, GraphOn may delay the effectiveness of, and may suspend the use of, the prospectus forming a part of the Registration Statement, including to the extent necessary to file any post-effective amendment to the Registration Statement. In addition, notwithstanding any other provision of this Agreement, the Holders understand that there may be periods during which GraphOn's Board of Directors may determine, in good faith, that it is in the best interest of GraphOn and its stockholders to defer disclosure of non-public information until such information has reached a more advanced stage and that during such periods sales of Registrable Securities and the effectiveness of any registration statement covering Registrable Securities may be suspended or delayed. The Holders agree that upon receipt of any notice from GraphOn of the development of any non-public information, such Holders will forthwith discontinue such Holders' disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holders' receipt of copies of an appropriately supplemented or amended prospectus and, if so directed by GraphOn, such Holders will use their best efforts to deliver to GraphOn (at GraphOn's expense) all copies, other than permanent file copies then in such Holders' possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event GraphOn shall give any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of a Registrable Share covered by such registration statement shall have received the copies of the appropriate supplemented or amended prospectus.

      1.4 Termination of Obligations. The obligations of the Company pursuant to Section 1.2 hereof shall cease and terminate upon the earlier to occur of (a) such time as all of the Registrable Shares have been resold, (b) such time as all of the Registrable Shares may be resold in a three-month period pursuant to Rule 144 or (c) the second anniversary of the Closing Date.

      1.5 Rights Upon Transfer. No Transferee of Registrable Shares shall be entitled to have the shares transferred to it covered by the Registration Statement unless such Transferee agrees in writing to be bound by all of the provisions of this Holder Agreement applicable to such Holder and to return a properly completed and executed Registration Statement Questionnaire and Investment Suitability Questionnaire (the "Questionnaires") furnished by GraphOn.

SECTION 2. INDEMNIFICATION OBLIGATIONS; APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE

      2.1 Acknowledgement of Obligation. Each Holder acknowledges such Holders' obligation, pursuant to Section 9 of the Reorganization Agreement, and subject to any limitations contained therein, to hold harmless and indemnify each of the Indemnitees from and against any, and to compensate and reimburse each of the Indemnitees for any Damages directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise be subject; provided,


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however, that, except as otherwise set forth in Section 9 of the Reorganization
Agreement, each Holder's obligation pursuant to Section 9 of the Reorganization Agreement shall be limited to such Holder's share of the Escrow Amount. Each Holder hereby expressly agrees to be bound by the provisions of Section 9 of the Reorganization Agreement.

      2.2  Shareholders' Representatives.

      (a) Appointment. The Holders hereby appoint Ralph Wesinger as agent and attorney-in-fact (the "Shareholders' Representative") for and on behalf of the Holders. The Shareholders' Representative shall have full power and authority to represent all Holders and their successors with respect to all matters arising under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement and all actions taken by the Shareholders' Representative hereunder and thereunder shall be binding upon all such Holders and their successors as if expressly confirmed and ratified in writing by each of them and no Holder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders' Representative may take any and all actions that it believes to be necessary or appropriate under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement for and on behalf of the Holders, as fully as if the Holders were acting on their own behalf, including, without limitation, executing the Escrow Agreement as Shareholders' Representative, giving and receiving any notice or instruction permitted or required under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement by the Shareholders' Representative or any Holder, interpreting all of the terms and provisions of this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Shareholders' Representative in connection with this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, defending all indemnity claims against the Holders pursuant to Section 9.2 of the Reorganization Agreement (each an "Indemnity Claim"), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with GraphOn and its agents regarding such claims, dealing with GraphOn and the Escrow Agent under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement with respect to all matters arising under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Shareholders' Representative shall have full power and authority to interpret all the terms and provisions of this Holder Agreement, the Reorganization Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Holders and such successors. Notwithstanding the foregoing, each Shareholder shall have the right to exercise any voting rights appertaining to the Escrow Shares and the Reimbursement Shares.

      (b) Authorization. The Holders hereby authorize the Shareholders' Representative, on behalf of each Holder, to:

           (i) receive all notices or documents given or to be given to any of the Holders by GraphOn pursuant hereto or to the Reorganization Agreement or Escrow Agreement or in connection herewith or therewith and to receive and


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accept service of legal process in connection with any suit or proceeding arising under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement;

           (ii) eliver to GraphOn at the Closing all certificates and documents to be delivered to GraphOn by any Holder pursuant to this Holder Agreement or the Reorganization Agreement, together with any other certificates and documents executed by any Holder and deposited with the Shareholders' Representative for such purpose;

           (iii) engage counsel, and such accountants and other advisors for any of the Holders and incur such other expenses on behalf of any of the Holders in connection with this Holder Agreement, the Reorganization Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Shareholders' Representative may in its sole discretion deem appropriate; and

           (iv) take such action on behalf of any of the Holders as the Shareholders' Representative may in its sole discretion deem appropriate in respect of:

                 (A) waiving any inaccuracies in the representations or warranties of GraphOn contained in the Reorganization Agreement or in any document delivered by GraphOn pursuant hereto or pursuant to the Reorganization Agreement;

                 (B) waiving the fulfillment of any of the conditions precedent to GraphOn's obligations hereunder or pursuant to the Escrow Agreement;

                 (C) taking such other action as the Shareholders' Representative or any of the Holders are authorized to take under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement;

                 (D) receiving all documents or certificates and making all determinations, on behalf of any of the Holders, required under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement;

                 (E) all such other matters as the Shareholders' Representative may in its sole discretion deem necessary or appropriate to consummate this Holder Agreement, the Reorganization Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and

                 (F) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Section 9 of the Reorganization Agreement and any waiver of any obligation of GraphOn, Surviving Entity I or the Surviving Entity.

All actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Holders and no Holder nor any other Person shall have any claim or cause of action against the Shareholders' Representative, and the Shareholders' Representative shall have no liability to any Holders or any other Person, for any action taken, decision made or


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instruction given by the Shareholders' Representative in connection with the
Escrow Agreement, this Holder Agreement or the Reorganization Agreement, except in the case of its own willful misconduct.

      (c) Indemnification of Shareholders' Representative. The Shareholders' Representative shall incur no liability to the Holders or the Escrow Agent or any other person with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Shareholders' Representative to be genuinely and duly authorized by a majority in interest of the Holders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the Escrow Agreement, in any case except for liability to the Holders for its own willful misconduct. The Shareholders' Representative shall be indemnified by the Holders out of the Remaining Shares (as defined below) for and shall be held harmless against any loss, liability or expense incurred by the Shareholders' Representative or any of its Affiliates and any of its partners, directors, officers, employees, agents, Holders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Shareholders' Representative's conduct as Shareholders' Representative, other than such losses, liabilities or expenses resulting from the Shareholders' Representative's willful misconduct in connection with their performance under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. Such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be borne pro rata by the Holders and paid solely out of the Deposited Shares, if any, that remain after the full and final satisfaction of all claims asserted as of the Initial Termination Date (the "Remaining Shares"). In no event shall a Holder be liable to the Shareholders' Representative for any liabilities or expenses incurred by the Shareholders' Representative in excess of such Holder's pro rata portion of the Remaining Shares. For all purposes hereunder, a majority-in-interest of the Holders shall be determined on the basis of each such Holder's ownership of GraphOn Common Stock received upon conversion of the Holder's shares of NES Common Stock in connection with the Merger immediately following the Effective Time of Merger I. The Escrow Agent shall from time to time sell such amount of the Reimbursement Shares as necessary to pay the Shareholders' Representative's costs and expenses, to the extent required by this Section 2.2(c).

      (d) Reasonable Reliance. In the performance of its duties hereunder, the Shareholders' Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Holders or GraphOn. The Shareholders' Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

      (e)  Attorney-in-Fact.

           (i) The Shareholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Holder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Holder Agreement, the Reorganization Agreement and the Escrow Agreement in the absolute discretion of the Shareholders' Representative; and in general to do all things and to perform all acts including, without limitation,


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executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.

           (ii) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Holders, by operation of law, whether by such Holder's death, disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Holder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as such term is defined in the Escrow Agreement).

           (iii) Each Holder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholders' Representative taken in good faith under the Escrow Agreement.

           (iv) Notwithstanding the power of attorney granted in this Section 2.2, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of a Holder having signed or given such directly instead of the Shareholders' Representative.

      (f) Liability. If the Shareholders' Representative is required by the terms of the Escrow Agreement to determine the occurrence of any event or contingency, the Shareholders' Representative shall, in making such determination, be liable to the Holders only for its proven willful misconduct as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Shareholders' Representative may request from any of the Holders or any other person such reasonable additional evidence as the Shareholders' Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Holders, and the Shareholders' Representative shall not be liable to any Holder for any Damages resulting from its delay in acting hereunder pending receipt and examination of additional evidence requested by it.

      (g) Orders. The Shareholders' Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund.

      (h) Removal of a Shareholders' Representative; Authority of Successor Shareholders' Representative. Holders who in the aggregate hold a majority of the shares in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Shareholders' Representative and to appoint a successor Shareholders' Representative; provided, however, that neither such removal of any then acting Shareholders' Representative nor such appointment of the successor Shareholders' Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Holder with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders' Representative appointed in such writing that he or she accepts the responsibility of being the successor Shareholders' Representative and agrees to


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perform and be bound by all of the provisions of this Agreement applicable to the Shareholders' Representative. Each successor Shareholders' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders' Representative, and the term "Shareholders' Representative" as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Shareholders' Representative.

           (i) Expenses of the Shareholders' Representative. The Holders shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Shareholders' Representative and its Affiliates and any of their respective partners, directors, officers, employees, agents, Holders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, as provided for in Section 2.2(c) above. The Shareholders' Representative shall bear and pay, on behalf of the Holders, all costs and expenses (including legal, accounting and other advisors' fees and expenses, if applicable) incurred in connection with the protection, defense or enforcement of any rights under this Holder Agreement or the Escrow Agreement. The Holders shall indemnify the Shareholders' Representative out of the Remaining Shares in accordance with Section 2.2(c) above for costs and expenses reasonably incurred and paid by the Shareholders' Representative.

           (j) Irrevocable Appointment. Subject to Section 2.2(i), the appointment of the Shareholders' Representative hereunder is irrevocable and any action taken by the Shareholders' Representative pursuant to the authority granted in this Section 2.2 shall be effective and absolutely binding on each Holder thereof notwithstanding any contrary action of, or direction from any Holder, except for actions taken by the Shareholders' Representative that constitute willful misconduct.

      2.3 Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Surviving Entity I, against the Surviving Entity, against GraphOn or against any other Person) with respect to which an Indemnitee may seek indemnification pursuant to Section 9 of the Reorganization Agreement, GraphOn shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If GraphOn so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid by the Holders, subject to the limitations referenced in Section 2.1;

           (b) each Holder shall make available to GraphOn any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

           (c) GraphOn shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Representative; provided, however, that such consent shall not be unreasonably withheld.

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GraphOn shall give the Shareholders' Representative prompt notice of the commencement of any such Legal Proceeding against GraphOn, against Surviving Entity I or against the Surviving Entity; provided, however, that any failure on the part of GraphOn to so notify the Shareholders' Representative shall not limit any indemnification obligations under Section 9 of the Reorganization Agreement (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

      2.4 Exercise of Remedies by Indemnitees Other Than GraphOn. No Indemnitee (other than GraphOn or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under the Reorganization Agreement or this Holder Agreement unless GraphOn (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 3. CERTIFICATION

      3.1 Representations, Warranties and Certification of the Holders. Each Holder represents, warrants and certifies to GraphOn as follows.

           (a) Before giving effect to the Merger: (i) each Holder is the beneficial owner of the number of shares of NES Common Stock set forth opposite the Holder's name on the Schedule of Holders attached hereto as Exhibit A (the "Shares"); (ii) each Holder has good and valid title to the Shares free and clear of any Encumbrances; (iii) the Shares are the only outstanding shares of the capital stock of NES beneficially owned by the Holder; and (iv) the Holder has the sole power to vote all of the Shares at any meeting of the stockholders of NES and the sole power to act by written consent with respect to the Shares in lieu of any such meeting. The Holder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares.

           (b) The Holder has the absolute and unrestricted right, power, authority and capacity to enter into, execute, deliver and perform all of his obligations under this Holder Agreement and under each other agreement, document or instrument referred to in or contemplated by this Holder Agreement to which the Holder is or is to become a party (each such other agreement, document or instrument being referred to herein as an "Other Applicable Document").

           (c) This Holder Agreement and each Other Applicable Document (i) has been (or will when executed by the Holder be) duly and validly executed by the Holder and (ii) constitutes (or will when executed by the Holder constitute) a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to general equitable principles.

           (d) Neither the execution, delivery or performance of this Holder Agreement or of any Other Applicable Document, nor the consummation of the Merger or any of the other transactions contemplated by this Holder Agreement, the Reorganization Agreement or by any Other Applicable Document, will directly or indirectly: (i) result in any violation or breach of any agreement or other


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instrument to which the Holder is a party or by which the Holder or any of the
Shares is bound or affected; or (ii) result in a violation of any Legal Requirement or order to which the Holder or any of the Shares is subject. No authorization, consent or approval of, or notice to, any Person is required to be obtained or given by the Holder in connection with the execution, delivery or performance of the Reorganization Agreement or of any Other Applicable Document.

           (e) There is no Legal Proceeding by or before any Governmental Body pending or, to the knowledge of the Holder, threatened against the Holder that challenges or would challenge the execution, delivery or performance of this Holder Agreement or of any Other Applicable Document or the taking of any of the actions required to be taken under this Holder Agreement or under any Other Applicable Document.

           (f) The Holder is aware that (i) the GraphOn Common Stock to be issued to the Holder in the Merger will not be issued pursuant to a registration statement under the Securities Act, but will instead be issued in reliance on the exemption from registration set forth in Regulation D under the Act and (ii) neither the Transaction nor the issuance of such GraphOn Common Stock has been approved or reviewed by the SEC or by any other Governmental Body.

           (g) The Holder is aware that the GraphOn Common Stock to be issued in the Merger cannot be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless such GraphOn Common Stock is registered under the Securities Act or unless an exemption from registration is available.

           (h) The GraphOn Common Stock to be issued to the Holder in the Merger will be acquired by the Holder for investment purposes only and for the Holder's own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

           (i) The Holder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in the Holder's contemplated investment in the GraphOn Common Stock to be issued in connection with the Merger.

           (j) The Holder is an "accredited investor," as that term is defined in Rule 501 under the Securities Act.

           (k) The Holder understands that stop transfer instructions will be given to GraphOn's transfer agent with respect to the GraphOn Common Stock to be issued to the Holder in the Merger, and that there will be placed on the certificate or certificates representing such GraphOn Common Stock a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

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      3.2  Reliance. The Holder acknowledges that GraphOn will rely on the
Holder's representations, warranties and certification set forth in Section 3.1 above for purposes of determining the Holder's suitability as an investor in GraphOn Common Stock and for purposes of confirming the availability of an exemption from the registration requirements of the Securities Act for the issuance of shares of GraphOn Common Stock in the Merger.

      3.3 Prohibitions Against Transfer. The Holder understands and acknowledges that it shall not effect any sale, transfer or other disposition, or any assignment, pledge or hypothecation, of any shares of GraphOn Common Stock that he is to receive in the Merger unless:

           (i) such sale, transfer, disposition, assignment, pledge or hypothecation has been registered under the Securities Act;

           (ii) counsel reasonably satisfactory to GraphOn shall have advised GraphOn in a written opinion letter (satisfactory in form and content to GraphOn), upon which GraphOn may rely, that such sale, transfer, disposition, assignment, pledge or hypothecation will be exempt from registration under the Securities Act; or

           (iii) an authorized representative of the SEC shall have rendered written advice to the Holder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer, disposition, assignment, pledge or hypothecation and a copy of such written advice and all other related communications with the SEC shall have been delivered to GraphOn.

      3.4 No "Net Short" Position. For so long as Holder owns any Shares, such Holder shall not maintain a Net Short Position. For purposes of this Section, a "Net Short Position" by a person means a position whereby such person has executed one or more sales of GraphOn Common Stock that is marked as a short sale and that is executed at a time when such Holder has no equivalent offsetting long position in the GraphOn Common Stock. For purposes of determining whether a Holder has an equivalent offsetting long position in the GraphOn Common Stock, all GraphOn Common Stock that is owned by such Holder shall be deemed to be held long by such Holder.

      3.5 Questionnaires. Holder has completed or caused to be completed and delivered to GraphOn the Questionnaires, and the answers to the questions in the Questionnaires are true and correct as of the date of this Agreement; provided, that the Holders shall be entitled to update such information by providing written notice thereof to GraphOn before the effective date of the Registration Statement.

SECTION 4. MISCELLANEOUS PROVISIONS

      4.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the date of this Holder Agreement) for the purpose of carrying out or evidencing any of the transactions contemplated by this Holder Agreement.

      4.2 Fees and Expenses. Except as explicitly contained in this Holder Agreement, each party to this Holder Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of such party in connection with the transactions contemplated by this Holder Agreement.

      4.3 Attorneys' Fees. If any action or proceeding relating to this Holder Agreement or the enforcement of any provision of this Holder Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      4.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Holder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth on the signature pages to this Holder Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

      4.5  Time of the Essence. Time is of the essence of this Holder Agreement.

      4.6 Headings. The underlined headings contained in this Holder Agreement are for convenience of reference only, shall not be deemed to be a part of this Holder Agreement and shall not be referred to in connection with the construction or interpretation of this Holder Agreement.

      4.7 Counterparts. This Holder Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      4.8 Governing Law. This Holder Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

      4.9 Successors and Assigns. This Holder Agreement shall be binding upon: each Holder and its successors and assigns (if any); and GraphOn and its successors and assigns (if any). This Agreement shall inure to the benefit of each Holder, GraphOn and the respective successors and assigns (if any) of the foregoing. No Holder may assign any rights under this Holder Agreement to any Person unless such Person agrees in writing to be bound by the terms and provisions of this Holder Agreement, and such transfer is in compliance with the terms and provisions of this Holder Agreement and permitted by federal and state securities law. GraphOn may freely assign any or all of its rights under this Holder Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

      4.10 Remedies Cumulative. The rights and remedies of the parties hereto shall be cumulative (and not alternative).

      4.11 Waiver.

           (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Holder Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Holder Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Holder Agreement, or any power, right, privilege or remedy under this Holder Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      4.12 Amendments. This Holder Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

      4.13 Severability. Any term or provision of this Holder Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Holder Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

      4.14 Parties in Interest. Except for the provisions of Section 2, none of the provisions of this Holder Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

      4.15 Entire Agreement. This Holder Agreement and the Reorganization Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that (a) the Confidentiality Agreement executed on behalf of GraphOn and the Company on August 20, 2004 (the "Confidentiality Agreement") shall not be superseded by this Holder Agreement and shall remain in effect until the date on which such Confidentiality Agreement is terminated in accordance with its terms and (b) the "Binding Provisions" set forth in Part 2 of the Letter of Intent dated as of October 6,

2004 (the "LOI") shall remain in effect until such provisions terminate in accordance with the terms of the LOI.

      4.16 Construction.

           (a) For purposes of this Holder Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

           (c) As used in this Holder Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

           (d) Except as otherwise indicated, all references in this Holder Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Holder Agreement and Exhibits to this Holder Agreement.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have executed this HOLDER AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:                         HOLDERS:

GRAPHON CORPORATION




By:/s/ William Swain             By:  [Signatures  of each  Holder on file
   ---------------------------      --------------------------------------

Address: 3130 Winkle Avenue         Printed Name: -----------------------
         Santa Cruz, CA 95065       Entity Name (if applicable): --------
         Fax:  (831) 475-3017       -------------------------------------
         Attn: William Swain        Title (if applicable):---------------
                                    Address: ----------------------------
                                    Facsimile: --------------------------

                                   SCHEDULE A

                               SCHEDULE OF HOLDERS



                                  SHARES OF NES
   HOLDER                          COMMON STOCK
Ralph Wesinger                       53,480
Crystal Bay Company                  19,905
Oso Partners                          2,004
William Kennedy                       1,810
Forrest R.and Judith A. Romas         1,544
Clark Reams                             575
Neil Ison                               312
Steven Levy                             312
William Sanders                         200
Sierra Patent Group, Ltd.                 0
Ken D'Alessandro                          0
Timothy Brisson                           0
          Total:                     80,142